_________________________

	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	_________________________


		NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of Smith Corona Corporation (the Company) will be held at Marine Midland Bank, One Marine Midland Plaza,
Community Room, 4th Floor, Rochester, New York, 14639 on
November 23, 1998 at 10:00 a.m., for the following purposes:

1. To elect two (2) directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending June 30, 1999; and

3. 	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on September 24, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,


/s/ G. William Sisley
G. William Sisley
Secretary



October 1, 1998
Cortland, New York



 	WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS
PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON.  IF YOU DO ATTEND THE MEETING, YOU MAY THEN
WITHDRAW YOUR PROXY.








SMITH CORONA CORPORATION
839 NYS Route 13 South
Cortland, New York 13045
(607) 753-6011
_________________________

PROXY STATEMENT
_________________________

	This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smith Corona Corporation (the Company) for use at the Annual
Meeting of Stockholders to be held at Marine Midland Bank, One Marine Midland Plaza, Community Room, 4th Floor,
Rochester, New York, 14639 on November 23, 1998 at 10:00 a.m. (the Meeting), and at any postponements or adjournments thereof. This Proxy Statement and the related proxy card are first being mailed to Stockholders on or about October 1, 1998.

	Only holders of record of the Company's common stock, par value $.001 per share (the Common Stock), as of the close of business on September 24, 1998 (the Record Date) will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 2,983,372 shares of Common
Stock issued and outstanding, each of which is entitled to one vote. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed below and (2) FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 1999 (Fiscal 1999). It is not anticipated that any matters other than those set forth in the Notice of Annual Meeting dated October 1, 1998 (the "Notice of Meeting") will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters (Broker Non-Votes), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of Common Stock present in person or by proxy at the Meeting entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the Notice of Meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and Broker Non-Votes will have no effect on the outcome of the vote.

Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise by (1) delivering to the Secretary of the Company a written notice of revocation prior to the Meeting; (2) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or telegram without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.
 The costs of soliciting proxies will be borne by the Company.


PROPOSAL 1.

ELECTION OF DIRECTORS

Nominees

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of two current directors, Messrs. Murray and Rosett, expire at the 1998 Annual Meeting of Stockholders. They have been nominated for reelection through the 2001 Annual Meeting of Stockholders or until a successor is elected and qualified.

The terms of Messrs. Colletti and Parts expire at the 1999
Annual Meeting of Stockholders. The term of Mr. Morgan expires at the 2000 Annual Meeting of Stockholders.

Certain information is provided with respect to the members of the Board of Directors below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

Jerome A. Colletti

Mr. Colletti, age 51, has served as President and Chief
Executive Officer of the Alexander Group Inc., a marketing and sales management consulting firm, since January 1985.
Mr. Colletti has been a director of the Company since
February 28, 1997.

 William J. Morgan

 Mr. Morgan, age 44, has served as President and Managing Director of Pacholder Associates, Inc. (PAI), a national financial services firm, since 1983. Mr. Morgan serves as a director of Kaiser Ventures, Inc., Pacholder Fund, Inc., and ICO, Inc. Mr. Morgan has been a director of the Company since February 28, 1997.

Michael J. Murray

Mr. Murray, age 63, has served as Executive Vice President
of Sales and Marketing for the Company since March 1, 1998.
 Mr. Murray served as Vice President for Worldwide Sales,
Marketing and Technical Service Operations of Harris/RF
Communications Company, a manufacturer of military radios
from January 1993 to January 1995.  Mr. Murray served as
Regional Business General Manager and Vice President of the
Office Imaging Division of Eastman Kodak Company until his
retirement in January 1993.   Mr. Murray is currently a
director of Photikon Corporation. Mr. Murray has been a director of the Company since February 28, 1997.


Peter N. Parts

Mr. Parts, age 45, was elected as Chairman of the Board of the Company on May 23, 1998 and President and Chief Executive Officer on July 17, 1998. He has served as President and Chief Executive Officer of Peter Parts Electronics, Inc., a North American sales group for electronic manufacturers from Asia and Europe, since 1986. Mr. Parts has been a director of the Company since
February 28, 1997.

Dr. Richard N. Rosett

Dr. Rosett, age 70, has served as Professor of Economics at the Rochester Institute of Technology College of Business since July 1996. From July 1990 to June 1996 Dr. Rosett was the Dean of the Rochester Institute of Technology College of Business. Dr. Rosett is currently a director of Kemper National Insurance Company, Hutchinson Technology and ORMEC Systems Corporation. Dr. Rosett has been a director of the Company since February 28, 1997.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
MR. MURRAY AND MR. ROSETT AS DIRECTORS.


 Meetings and Committees of the Board

The Board of Directors met 11 times during the period from July 1, 1997 to June 30, 1998 (Fiscal 1998). All directors attended at least 90 percent of Board (and, where applicable, Committee) meetings held in Fiscal 1998.The
Board has two standing committees, the Audit Committee and the Compensation and Benefits Committee. The principal responsibilities of each of the standing committees and the members of such committees are set forth below:

The Audit Committee met one time during Fiscal 1998. The Audit Committee is responsible for (i) recommending to the Board of Directors a firm of independent certified public accountants to audit the Company's financial statements for the forthcoming fiscal year; (ii) reviewing the scope and result of audits made by such firm; (iii) reviewing the adequacy of internal accounting and auditing procedures; and
(iv) directing and supervising special audit inquiries. The Audit Committee is also responsible for approving in advance all agreements between the Company and its affiliates. During Fiscal 1998 the Audit Committee consisted of Messrs. Murray, Parts and Rosett. Effective July 24, 1998 Mr. Morgan replaced Mr. Parts as a member of the Audit Committee.

The Compensation and Benefits Committee met five times during Fiscal 1998. The Compensation and Benefits Committee is responsible for (i) reviewing and approving matters relating to executive officers compensation; (ii) reviewing the structure of any long-term management incentive plans and approving grants to officers under such plans; (iii) reviewing and approving all employment and consulting agreements between the Company and any of its officers; and
(iv) reviewing the retirement plans in which Company officers participate. During Fiscal 1998 the Compensation and Benefits Committee consisted of Messrs. Colletti and

Morgan. Effective July 24, 1998 Mr. Parts was elected as a member of the Compensation and Benefits Committee.

Compensation of Directors

 Directors who are employees of the Company do not receive any additional compensation for their services as directors.
 In Fiscal 1998, other directors were paid an annual fee of $22,000 plus expenses. The Chairman of the Board was paid an annual fee of $44,000 plus expenses. Committee members who are not employees of the Company receive an attendance fee of $500 plus expenses for each committee meeting attended. Effective July 1, 1998 the Chairman of the Board and director's annual fees will be reduced by 50 percent.


Executive Compensation

Set forth below is information concerning compensation of the chief executive officer and the five other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") for the year ended June 30, 1998.

                                 SUMMARY COMPENSATION TABLE


                    	Annual Compensation  	         	Long-Term Compensation
                                                   	Awards         	Payouts

                              Fiscal                                Restricted  Securities
                              Year                     Other Annual  Stock      Underlying     LTIP     All Other
                              Ending    Salary  Bonus  Compensation  Awards     Options/SAR's  Payouts  Compensation
Name and Principal Positions  June 30,  ($)(4)  ($)(5)  ($)(6)       ($)(7)       (#)(8)        ($)(9)      ($)

W. Michael Driscoll           1998      260,585       -          -   225,135            -           0    7,608(10)
    President and             1997 (3)  183,243 100,000          -   187,491            -           0    3,816
    Chief Executive Officer   1996       55,917       -          -         0            -           0       21

John A. Piontkowski (2)       1998      210,000       -     30,405   174,574            -           0   35,116(10)(12)
   Executive Vice President & 1997      208,000 138,605      1,817    80,285            -           0   25,667
   Chief Financial Officer    1996      201,692  75,375     22,042         -            -           0   53,322

Jerry L. Diener (11)          1998      155,635       -          -       597        7,095           0    4,319 (10)
    Sr. Vice President  -     1997      130,816  53,719          -         -            -           0    4,167
    Sales                     1996      132,756  24,863          -         -            -           0    4,475

Michael W. Chernago           1998      135,000       -          -    25,747        7,095           0    3,775(10)
  Vice President -            1997      127,083  76,661          -         -            -           0    4,763
  Operations                  1996      105,506  46,456          -         -            -           0    4,187

John W. Wolff                 1998      125,500       -          -    25,747        7,095           0    3,550(10)
   Vice President -           1997       96,641  52,744          -         -            -           0    3,715
   Product Development        1996       85,871  29,899      4,373         -            -           0   10,781

Gary J. Lynch                 1998      100,000       -     24,294       597        7,095           0   30,350(10)(12)
  Vice President -            1997      100,000  49,108          -         -            -           0   15,798
  Treasurer                   1996       85,325  28,069          -         -            -           0    3,124

(1) Mr. Driscoll retired on July 17, 1998. Mr. Driscoll was named President and Chief Executive Officer on February 28, 1997.
Mr. Driscoll was a consultant from October 14, 1996 until February 27, 1997.

(2)	Mr. Piontkowski was named Executive Vice President and Chief Financial
Officer on May 5, 1997.

(3)	Mr. Driscoll had terminated employment with the Company on December 15, 1995 prior to his return on October 14, 1996.

(4)	Amounts shown include compensation deferred under the Company's Retirement
Savings and Investment Plan ("RSIP").

(5) Amounts shown include the bonus earned by the Named Executive
Officers under the Company's incentive compensation program in the year ended June 30, 1997 and the year ended June 30, 1996, respectively.

(6) Amounts shown with respect to Mr. Piontkowski, Mr. Wolff and
Mr. Lynch represent amounts reimbursed during the fiscal year for the payment of taxes.

Restricted stock award values reflect the market price of the Common Stock on the date of each grant. The aggregate number and value of restricted stock holdings for each of the Named Executive Officers, valued using the market close price as of June 30, 1998 are as follows: Mr. Driscoll, 70,188 shares/$386,034 , Mr. Piontkowski 50,094 shares/$275,517, Mr. Diener 100 shares/$550, Mr. Chernago 5,100 shares/$28,050, Mr. Wolff 5,100 shares/$28,050 and Mr. Lynch 100 shares/$550. Rights to these shares vest the earlier of February 28, 1999 or a change in control (see "Employment Arrangements" for a description of occurrences deemed to constitute a change in control). The Company is restricted from paying dividends under the terms of its borrowing agreement.

(8) The Company does not grant Stock Appreciation
Rights ("SAR's").

(9)	The Company has no long-term incentive plans.

For the year ended June 30, 1998, amounts shown include matching contributions by the Company under the RSIP for Messrs. Driscoll, Piontkowski, Diener, Chernago, Wolff and Lynch of $4,990, $3,180, $4,282, $3,738, $3,513 and $3,013, respectively and term life insurance premium payments by the Company for Messrs. Driscoll, Piontkowski, Diener, Chernago, Wolff and Lynch of $2,617, $736, $37, $37, $37 and $37, respectively.

(11) Mr. Diener terminated employment with the Company on May 15, 1998.

(12)	Amounts shown includes mortgage assistance and housing and relocation expenses for Mr. Piontkowski of  $31,200 and Mr. Lynch of $27,300.

	The following table sets forth certain specific information regarding options granted to the Named Executive Officers under the Company's Employee Stock Incentive Plan (as hereinafter defined).

OPTION GRANTS IN FISCAL 1998

                    Number  of
                    Securities
                    Underlying        Percent of Total
                    Options           Options Granted       Exercise or                    Grant Date
                    Granted (1),(2)   To Employees in       Base Price(3)     Expiration   Present Value
Name                     #            Fiscal Year(1)        (S/Share)         Date(4)        ($)(5)

W. Michael Driscoll           -               -                  -                 -             -

John A. Piontkowski           -               -                  -                 -             -

Jerry L. Diener (6)       7,095            4.9%              6.125           6/23/02        27,245

Michael W. Chernago       7,095            4.9%              6.125           1/15/05        27,245

John W. Wolff             7,095            4.9%              6.125           1/15/05        27,245

Gary J. Lynch             7,095            4.9%              6.125           1/15/05        27,245

(1) The Company does not grant SARs.

(2) All options in Fiscal 1998 were granted on January 15, 1998.
The options for Mr. Diener will vest 40 percent on March 1, 1999 and 60 percent on June 23, 1999. The options for Messrs. Chernago, Wolff and Lynch will vest 40 percent on March 1, 1999, 20 percent on January 15, 2000,
 20 percent on January 15, 2001 and 20 percent on January 15, 2002.

(3)	The exercise price is the fair market value of the Company's Common Stock on the date of the grant.

(4)	The options granted to Mr. Diener expire June 23, 2002.  The options granted
 Messrs. Chernago, Wolff and Lynch expire the day  before the seventh anniversary of the date of grant.

The grant date present value, calculated using the Black-Scholes option pricing method, is based on certain assumptions as to the interest rates, stock price volatility and future dividend yield.
 There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that an executive will realize upon exercise of an option will be the excess of the stock price over the exercise price.

(6) Mr. Diener terminated employment with the Company on May 15,
1998

	The following table sets forth certain information about outstanding stock options held by the Named Executive Officers pursuant to the Employee Stock Incentive Plan. No stock options have been exercised under the Employee Stock Incentive Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                     Number of Securities        Unexercised
                                                     Underlying Unexercised      In-the-Money
                     Shares                          Options at                  Options at
                     Acquired                        Fiscal Year-End(1)          Fiscal
                     On Exercise    Value Realized           (#)                 Year-End(1)
Name                      #              $           Exercisable  Unexercisable       ($)

W. Michael Driscoll       -              -                -             -            -

John A. Piontkowski       -              -                -             -            -

Jerry L. Diener           -              -                0 (2)     7,095            -

Michael W. Chernago       -              -                0 (3)     7,095            -

John W. Wolff             -              -                0 (3)     7,095            -

Gary J. Lynch             -              -                0 (3)     7,095            -


(1) The Company does not grant SARs.

(2) On March 1, 1999, 2,838 options become exercisable and on June 23, 1999, 4,257 options become exercisable.

(3)	The options become exercisable in each case 2,838 on March 1, 1999, 1,419 on January 15, 2000, 1,419 on January 15, 2001 and 1,419 on January 15, 2002.

The table below illustrates the estimated annual benefits upon retirement under the Smith Corona Corporation Salaried
Employees' Retirement Plan (the Pension Plan) to persons in the specified compensation and years-of-service classifications.
                           PENSION PLAN TABLE

	                    Years of Service on 9/01/96 (1)

Remuneration on 9/01/96     15      20      25      30      35

$125,000	              $24,380 $ 32,510 $ 40,640 $ 48,760 $ 48,760

$150,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$175,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$200,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$225,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$250,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$300,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$350,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$400,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$450,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010

$500,000	              $30,010 $ 40,010 $ 50,010 $ 60,010 $ 60,010


 	(1) Based on the Company's August 6, 1996 decision to discontinue future benefit accruals as of September 1, 1996.

	The amounts set forth in the table above as estimated benefits are computed on a straight life annuity basis and include an offset for a percentage of Social Security benefits. Effective on January 1, 1989, the amount of compensation taken into account under a qualified plan is limited (the Annual Compensation Limitation) under Section 401(a)(17) of the
Internal Revenue Code of 1986, as amended (the Code), subject to a cost-of-living adjustment announced by the Secretary of the Treasury. The cap on pension earnings has been limited to $150,000 as of January 1, 1994 due to the Omnibus Budget Reconciliation Act of 1993. This limit is reflected in the above chart. The above chart does not, however, reflect any additional benefits payable pursuant to grandfathering as a result of changes in the earnings cap. This Annual Compensation Limitation may reduce future benefit accruals payable to highly compensated individuals under the Pension Plan.

 As of September 1, 1996, Messrs. Driscoll, Piontkowski,
Diener, Chernago, Wolff and Lynch had 14, 6, 38, 24, 15 and
18 years of credited service under the Pension Plan, respectively, for purposes of calculating annual retirement benefits under the Pension Plan. Summarized below are estimated accrued benefits under the Pension Plan as of September 1, 1996 for the Named Executive Officers.


W. Michael Driscoll                    $24,048

John A. Piontkowski                    $  8,090


Jerry L. Diener                        $56,580

Michael W. Chernago                    $29,520

John W. Wolff                          $16,112

Gary L. Lynch                          $18,919

These benefits represent the annual benefit payable at normal retirement age. Unlike the Pension Plan Table, these benefits include the grandfathered portion of the benefit attributable to the prior pay cap. Smith Corona has decided to use the transitional method under the Omnibus Budget Reconciliation Act of 1993 which produces the largest possible benefit under the Pension Plan.



Employment Agreements

 W. Michael Driscoll
On October 14, 1996, the Company entered into an employment agreement with Mr. Driscoll providing that he would serve as President and Chief Executive Officer from February 28, 1997 through February 28, 2000. The agreement, as amended, provides that Mr. Driscoll is to be paid an initial annual base salary of $250,000. If Mr. Driscoll's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control (as defined below), he will continue to receive his base salary at the rate then in effect for a period of 12 months.
Effective July 17, 1998 Mr. Driscoll's employment with the Company terminated, and he received an amount equal to his 12-month base salary.

 John A. Piontkowski
On May 5, 1997, the Company entered into an employment agreement with Mr. Piontkowski providing that he would serve as Executive Vice President and Chief Financial Officer from March 1, 1997 through March 1, 2000. The agreement provides that Mr. Piontkowski is to be paid an initial annual base salary of $208,000. If Mr. Piontkowski's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control, he will continue to receive his base salary at the rate then in effect for a period of 12 months.

A "Change of Control" means (i) a stock purchase by any "person" (as such term is used in Sections 13(d) and 14(d)
(3) of the Securities and Exchange Act of 1934, as amended) who then owns or by virtue of such purchase becomes the beneficial owner of, directly or indirectly, voting securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding voting securities or (ii) any change in the composition of the Company's Board in any one year which involves a majority of such directors and which is not recommended by the Board.


	REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
	ON EXECUTIVE COMPENSATION

 The Compensation and Benefits Committee is responsible for reviewing and recommending action with respect to matters relating to executive compensation, any long-term management incentives plans and grants to officers under such plans, all employment and consulting agreements between the Company and any of its officers, and the retirement plans in which officers of the Company participate. Messrs. Colletti and Morgan were members of the Compensation and Benefits Committee of the Board of Directors of the Company during Fiscal 1998. The Committee was comprised of directors who are not and have not been employees of the Company. On July 24, 1998 Mr. Peter Parts was elected as a member of the Compensation and Benefits
Committee. Mr. Parts is currently the Chairman, President and Chief Executive Officer of the Company.

The Company adheres to a policy of blending several components of executive compensation in order to attract and retain top managers, reward executives for performance that results in profits to the Company, and motivate management to continue to optimize value for the Company's shareholders. The Company's executive compensation package was modified during the fiscal year ended June 30, 1997 pursuant to the Third Amended Second Joint Plan of Reorganization (the "POR") which became effective February 28, 1997.

During the fiscal year ended June 30, 1998, the Company's executive compensation package consisted of:
-  base salary
-  senior officer stock
-  employee stock incentive plan


Base Salary. Base salaries of executive officers reflect the Company's profitability and return on capital employed, the individual executive's salary level compared with those of similar executives of the Company's competitors, and the individual executive's level of responsibility and performance. Executive performance is measured using criteria established by the Committee. Increases in base salary are considered annually, and salary increases for executives, other than the Chief Executive Officer, are proposed to the Committee by the Chief Executive Officer.

 	Senior Officer Stock. The Chief Executive Officer, Chief Financial Officer, Senior Vice President/Sales and Marketing and, at the direction of the Chief Executive Officer, other officers of the Company, may be granted up to five (5) percent of the total shares of Common Stock which are issued under the POR (not including the effect of the exercise of any warrants). Rights to such shares will vest after the second anniversary of the effective date of the POR.

 Employee Stock Incentive Plan. Pursuant to the POR, the Company implemented an employee stock incentive plan. The plan provides for the issuance of up to ten (10) percent of the total shares of Common Stock issued under the provisions of the POR (or options to acquire such shares) determined on a fully-diluted basis (not including the effect of the exercise of any warrants). Rights to such shares will vest after the second anniversary of the effective date of the POR.


Compensation of the Chief Executive Officer

On October 14, 1996, with approval of the Bankruptcy Court,
W. Michael Driscoll entered into an employment agreement with the Company (the "Employment Agreement") which established his base salary. Pursuant to the Employment
Agreement, Mr. Driscoll served as a consultant until the effective date of the POR, February 28, 1997, at which time he replaced Ronald F. Stengel as President and Chief
Executive Officer of the Company.
Compensation and Benefits Committee
Jerome A. Colletti
William J. Morgan
Peter N. Parts


COMPANY PERFORMANCE

The chart below compares the performance of the Company's Common Stock with the performance of the Russell 2000 Index and a Peer Group Index by valuing the changes in Common Stock prices from February 28, 1997 plus reinvested dividends and distributions. The Securities and Exchange Commission requires that a company create a peer group index with which to compare its own stock performance (if a published peer group index does not exist) by selecting a grouping of companies that includes companies whose lines of business are similar to its own. A Peer Group was created for comparison purposes by selecting several companies which had similar market capitalization. Those companies selected (A.T. Cross, General Binding Corporation, Gradco Systems, Inc., NU-Kote Holdings Inc., and Royal Appliance Mfg. Co., Inc.) are manufacturers and sellers of consumer durable products with like channels of distribution and compete for the same discretionary consumer dollars. Some of the peer group companies were selected to parallel the Company's office supply business which makes up 35.4 percent of the Company's net sales. The chart assumes $100 was invested on February 28, 1997 in each of the Company's Common Stock, the Russell 2000 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a quarterly basis and market capitalization weighting.

Assumes $100.00 Invested on Feb. 28, 1997.
[COMMENT1]

Value at           Smith Corona      Peer Group      Russell 2000
                   Common Stock      Index           Index

February 28, 1997  $100.00           $100.00         $100.00

March 31, 1997       37.50             87.03           95.28

June 30, 1997        51.86             96.97          110.73

September, 30, 1997  64.29             94.74          127.18

December 31, 1997    89.29             88.34          122.92

March 31, 1998       92.86             92.70          135.29

June 30, 1998        78.57            105.03          128.98



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of June 30, 1998, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5 percent of its outstanding Common Stock, (b) each director and nominee for director of the Company, (c) the Named Executive Officers and (d) all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.







                                                                Percent of
                                                                Common Stock
                                       Number of Shares         Outstanding
Pension Benefit Guaranty Corporation	  830,000(1)               27.8%(1)
Millennium Chemical Inc.	              487,000(2)               14.0%(2)
Peter N. Parts	                         10,586(4)                  *
W. Michael Driscoll	                    70,657(3)                2.4%(3)
Jerome Colletti	                             0                     0
William J. Morgan	                     830,000(1)               27.8%(1)
Michael J. Murray	                           0                     0
Ronald F. Stengel	                           0                     0
Dr. Richard N. Rosett	                     500                     *
John A. Piontkowski	                    50,094(3)                1.7%(3)
Michael W. Chernago	                     5,100(3)                  *
John W. Wolff	                           5,100(3)                  *
Gary J. Lynch	                             100(3)                  *
Jerry L. Diener     		                     100(3)                  *



All directors and executive
officers as a group (11 persons)       147,237(1)                4.9%(1)

(1) The Pension Benefit Guaranty Corporation ("PBGC") is the direct owner of the shares. Mr. Morgan is the president and director of Pacholder Associates, Inc. ("PAI"), a registered investment advisor. Pursuant to a contract dated April 13, 1994 between the PBGC and PAI, on March 7, 1997 the PBGC assigned PAI full and complete discretion over the shares, as well as voting control over the shares. PAI has disclaimed beneficial ownership of the shares. All directors and executive officers as a group excludes the 830,000 shares.

(2) Represents warrants to purchase Common Stock. The exercise price is set at $8.50 per share and the exercise period expires February 28, 1999.

Includes shares granted pursuant to the Restricted Stock Plan for Messrs. Driscoll, Piontkowski, Diener, Chernago, Wolff and Lynch of 70,188, 50,094,100, 5,100 and 5,100 and 100 respectively.
Rights to these shares shall not vest prior to the earlier of February 28, 1999 or a Change of Control.

The direct owner of the shares is Peter Parts Electronics, Inc. of which Mr. Parts is the President and Chief Executive Officer as well as principal stockholder. Mr. Parts has disclaimed beneficial ownership of the shares except to the extent of his pecuniary interest therein.

*Less than one percent of the outstanding shares of Common Stock.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

Purchases of Materials

During the period from July 1, 1997 to June 30, 1998, the Company purchased materials from Peter Parts Electronics, Inc. to provide certain components for the manufacture of typewriters and personal word processors. Peter Parts, who has served as director of the Company since February 28, 1997, is President and Chief Executive Officer of Peter Parts Electronics, Inc. and its principle stockholder. The cost to the Company of products purchased from Peter Parts Electronics, Inc. totaled approximately $778,349 in the year ended June 30, 1998. The Company believes that the purchase price of such materials is comparable to the price that would have been paid to an unrelated party.

Cross-Indemnification Agreement

The Company and HM Holdings, Inc. ("HMH") entered into an Amended and Restated Cross-Indemnification Agreement dated as of June 2, 1989 (the Cross-Indemnity Agreement). In the Cross-Indemnity Agreement, the Company agreed generally to indemnify HMH and Hanson PLC ("Hanson") against substantially all liabilities relating to the business of the Company, including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement (as defined below). HMH, in turn, agreed to indemnify the Company against substantially all liabilities relating to the business of Hanson (other than the business of the Company), including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement described below.Millenium Chemicals Inc., a holder of warrants to purchase 487,000 shares of Common Stock, is an affiliate of HMH and Hanson.


Tax Sharing Agreement

During the period March 1986 through August 3, 1989, while owned by Hanson, the Company and its subsidiaries were included as members of the Hanson affiliated group of corporations, which filed a consolidated United States federal income tax return (the Consolidated Group). Subsequent to August 3, 1989 and pursuant to a public stock offering the Company no longer qualified to be a member of the Consolidated Group for federal income tax purposes. The Company and HMH entered into an Amended and Restated Tax Sharing and Indemnification Agreement dated as of June 2, 1989 (the" Tax Sharing Agreement"). Under the Tax Sharing Agreement, HMH generally will indemnify the Company with respect to all income tax liabilities or obligations in respect of all tax periods prior to August 3, 1989. Similarly, the Company agreed to indemnify HMH for all income tax liabilities or obligations imposed on the Company attributable to periods beginning on or after August 3, 1989 and all other tax liabilities and obligations imposed on the Company for all future periods. With respect to income tax liabilities or obligations attributable to periods prior to August 3, 1989, but which have been reserved for or accrued for in the ordinary course of business prior to such date, the Company will indemnify HMH and HMH will be under no obligation to indemnify the Company to the extent so reserved or accrued at August 3, 1989. The Tax Sharing Agreement also provides that the Company will assign to HMH (i) all refunds of taxes for which HMH indemnifies the Company and (ii) any tax benefits realized by the Company on or after the date on which the Company ceased to be a member of the Consolidated Group as a result of payments by the Company pursuant to the Supplemental Performance Plan (the "SPP") adopted by Hanson and the Company in 1986. The Tax Sharing Agreement also provides that HMH generally will direct any audit, legal or administrative proceedings concerning any tax matters for which HMH has indemnified the Company or with respect to any refund to which HMH is entitled. To implement the Tax Sharing Agreement, Hanson funded certain tax liabilities which became liabilities of the Company after August 3, 1989.

PROPOSAL 2.


RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP to act as independent certified public accountants of the Company for the fiscal year ending June 30, 1999. Services to be performed by KPMG Peat Marwick LLP for the Company during the fiscal year will include the examination of the financial statements of the Company for inclusion in the Annual Report on Form 10-K to be filed by the Company with the Securities and Exchange Commission and consultations on matters related to accounting, taxes and financial reporting.

	Deloitte & Touche LLP served as independent certified public accountants for the Company during the fiscal year ended
June 30, 1998.  Deloitte & Touche LLP was replaced as the
Company's independent certified public accountants upon completion of the audit for the Company's consolidated financial statements for the fiscal year ended June 30, 1998. During the fiscal year ended June 30, 1998, there was no disagreement between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure.

 A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions raised at the Meeting. A representative of KPMG Peat Marwick LLP is not expected to be present at the Meeting.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.


	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Paul Fredrickson, who was Vice President/Marketing from
September 1997 to May 1998, filed a late Form 3 - Initial
Statement of Beneficial Ownership.  Messrs. Driscoll and
Piontkowski each filed a late Form 4 - Statement of Changes in Beneficial Ownership.



	STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

 Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting must be received by the Company at its principal executive offices, not later than June 3, Proposals should be directed to the attention of the Secretary, Smith Corona Corporation, 839 Route 13 South, Cortland, NY 13045.

By Order of the Board of Directors.



	/s/ G. William Sisley
G. WILLIAM  SISLEY
Secretary


October 1, 1998
Cortland, New York




SMITH CORONA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

839 NYS ROUTE 13 SOUTH
CORTLAND, NEW YORK 13045-0990

The undersigned hereby appoints Peter N. Parts and G. William Sisley, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Smith Corona Corporation held of record by the undersigned as of the close of business on September 24, 1998, at the annual meeting of the Stockholders to be held on November 23, 1998, or any adjournment thereof.

(Continued and to be signed on other side)


[Reverse Side]
This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted for the nominees listed in Proposal 1, for Proposal 2 and in the proxies' discretion with respect to Proposal 3.

	(Instructions: To withhold authority to vote for any individual  nominee,
1.  ELECTION OF DIRECTORS	strike a line in the nominee's name in the list below)

FOR all nominees             WITHHOLD
listed (except as            AUTHORITY	Michael J. Murray		Dr. Richard N. Rosett
marked to the                 to vote for all
contrary to the                nominees listed
right)                                 to the right

* (

2.  PROPOSAL TO APPROVE THE
     APPOINTMENT OF KPMG PEAT MARWICK
     LLP AS THE INDEPENDENT CERTIFIED	PUBLIC ACCOUNTANTS OF THE
     COMPANY

3. IN THEIR DISCRETION THE PROXIES ARE
   AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
   AS MAY PROPERLY COME BEFORE THE MEETING.

     FOR             AGAINST         ABSTAIN
       (                  (                  (


Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or the authorized officer. If a partnership, please sign in partnership name by authorized person.

	DATED:_____________________________________________________

____________________________________________________________
                                            Signature
	____________________________________________________________
           	                                Signature, if held jointly

PLEASE MARK INSIDE BLUE BOXES SO THAT	PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY
DATA PROCESSING EQUIPMENT WILL 	USING THE ENCLOSED ENVELOPE.
RECORD YOUR VOTES


[COMMENT1]THE PERFORMANCE GRAPH AS PUBLISHED IN THE FINAL PROXY STATEMENT WILL ONLY GO UP TO $200. WE WERE UNABLE TO SIMILARLY LIMIT THE GRAPH ON OUR SYSTEM.

-1-